UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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IFRESH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IFRESH INC.

2-39 54th Avenue

Long Island City, New York 11101

SUPPLEMENT TO NOTICE OF ANNUAL MEETING

June 7, 2019

Dear Stockholders:

This proxy statement supplement (the “Supplement”) updates and revises the information contained in the Proxy Statement dated May 10, 2019 (the “Original Proxy Statement”) furnished by iFresh, Inc. (the “Company”) for its 2018 Annual Meeting of Shareholders (the “Meeting”), to be held at 10:00 am. (New York time) on Monday June 10, 2019, at the Company’s headquarters located at 2-39 54th Avenue, Long Island City, New York 11101. This Supplement provides information with regard to the new date of the Meeting of July 30, 2019, one substitute director nominee as a result of Mr. Xiing Xie’s decisions not to stand for election to the Board of Directors and change of the Record Date to be June 11, 2019.

Except as described above, this Supplement does not change the Original Proxy Statement.

We previously made available to our stockholders our Proxy Statement and other related proxy materials on or about May 15, 2019. We decided to postpone the Meeting since the Company will provide stockholders with the financial statements for the fiscal year ended March 31, 2019.

All proxies executed prior to the date of this Supplement and not revoked prior to the Meeting will be voted in accordance with the instructions contained therein, except that any votes submitted with instruction to vote for the election of Mr. Xing Xie will instead be voted for the election of Mr. Jay Walder.

On June 7, 2019, Mr. Xing Xie informed the Company of his decision to withdraw as a nominee as a director at the Meeting, and in connection therewith, he will not stand for election to the Company’s Board at such Meeting. The Board then, at the recommendation of its Nominating Committee, nominated Mr. Jay Walder as a substitute director nominee. Therefore, in according with the Original Proxy Statement, any shares voted by proxy for the election of Mr. Xie as a director at the Meeting will instead be voted for the election of Mr. Walder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our Chief Executive Officer and President and (iv) all executive officers and directors as a group as of June 7, 2019.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Long Deng	1,240,650	(3)	7.41%
Lilly Deng	1,240,650	(2)(3)	7.41%
Mei Deng	264,500		1.58%
Long Yi*	30,000		*
Mark Fang*	6,000		*
Harvey Leibowitz*	6,000		*
Jay Walder*	3,000		*
All directors and executive officers as a group (eight individuals)	1,550,150		9.26%

Five Percent or More Holders:
He Xu Ding Co. Limited	8,294,989	(4)	49.56%

*	Ownership less than 1 percent. 16,737,684
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o iFresh Inc. at 2-39 54th Avenue Long Island City, NY 11101.
(2)	Consists of shares beneficially owned by Long Deng, Mrs. Deng’s husband.
(3)	Consists of (i) 1,064,650 shares owned by Mr. Deng, and (ii) 176,000 shares Mr. Deng has the right to vote pursuant to the terms of an Escrow Agreement.
(4)	Pursuant to a Schedule 13G filed by the beneficial owner dated February 21, 2019. Pursuant to such schedule, the address of the beneficial owner is C/O Junfeng Liu, Unit 5, 27/f., Richmond Comm. Bldg., 109 Argyle Street, Mongkok, Kowloon, Hong Kong and Juefeng Liu is the authorized signatory for the beneficial owner.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Director

At the Annual Meeting, five directors are up for election, all of whom are up for re-election, with such directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and has qualified, or until their earlier resignation, removal or death.

If for some unforeseen reason one or more of the nominees is not available as a candidate for director, the proxies may be voted for such other candidate or candidates as may be nominated by the Board.

The following table sets forth the positions and offices presently held with the Company by each nominee, their age as of the Record Date. Proxies not marked to the contrary will be voted in favor of each such nominee’s election.

Name	Age	Position
Long Deng	51	Chief Executive Officer, Chief Operating Officer and Chairman of the Board
Lilly Deng	51	Vice President of Legal and Finance, and Director
Harvey Leibowitz	85	Director
Mark Fung	52	Director
Jay Walder	58	Director Nominee

The following is a summary of the biographical information of our director-nominees:

Long Deng became our Chief Executive Officer, Chief Operating Officer and a director in February 2017 in connection with the closing of the transactions pursuant to which iFresh Inc. acquired NYM Holding, Inc. (“NYM”). Mr. Deng is the founder of NYM and has served as Chief Executive Officer, Chief Operating Officer and Director of NYM for over 20 years since he started the business in 1995. From 1995 to the present, Mr. Deng has been the sole director of NYM, responsible for the strategy, operation, and financial planning of NYM. Under his leadership, NYM has developed into a well-recognized Chinese supermarket chain in north eastern U.S. Mr. Deng is the husband of Mrs. Lilly Deng, who is a member of NYM board of directors effective upon consummation of the Business Combination. Apart from his business activities, Mr. Deng serves as the president of United States Chinese Chamber of Commerce and Co-Chair of New York State Republican Party’s Finance Committee.

We believe Mr. Deng, Long’s qualification to sit on our board of directors includes his extensive knowledge of NYM and the Chinese supermarket industry, his years of management and leadership experience in NYM and his connections in Chinese American business society.

Lilly Deng became our Vice President of Legal and Finance and a directors in February 2017 in connection with the closing of the Transactions. She joined NYM in 1995 and is Co-founder of Strong America Ltd., the first wholesale facility of NYM. Mrs. Lilly Deng currently is Vice President of Legal and Finance and oversees iFresh’s finances. Mrs. Lilly Deng is in charge of supervising financial issues and compliance with regulations. She also led the development of internal logistics management program. Mrs. Deng attended Cambridge Business College in 1993. Mrs. Lilly Deng is the wife of Mr. Long Deng.

We believe Mrs. Lilly Deng’s qualification to sit on our board of directors includes her knowledge of NYM, especially its wholesale business, her extensive expertise in company financial management, and established relationships with service providers.

Harvey Leibowitz became our director in April 2018. Mr. Leibowitz has been a director of Yangtze Port and Logistics Limited (YRIV) since December 2015. From 1994 to 1999, he was an internal auditor at Sterling National Bank in the Commercial Finance Department. From 1980 to 1994, Mr. Leibowitz worked for a number of companies in connection with their commercial secured loan financing activities, such as International Paper Company, Century Factors, Inc., and Foothill- Financial Advisors, Inc. From 1963 to 1979, Mr. Leibowitz worked in various capacities for Sterling National Bank, most recently as a Senior Vice President. From 1955 to 1962, Mr. Leibowitz worked at a number of accounting firms and, among other things, worked on audits for clients of the accounting firm. Mr. Leibowitz graduated from the City University of New York Baruch College in 1955 with a bachelor’s degree in Accounting.

We believe Mr. Leibowitz qualification to sit on our board of directors include is extensive experience in accounting, auditing and internal controls.

Mark Fang became our director in May 2017. Mr. Fang is a New York attorney and the present Director of the Department of Consumer Protection in Westchester County. He previously served as the executive director of the Westchester County Human Rights Commission. Mr. Fang is also a former New York State Assistant Attorney General, Assistant District Attorney in Westchester County, and Counsel to the Consumer Affairs Committee of the New York City Council. Mr. Fang is a commissioned officer in the United States Army Reserves holding the rank of Lieutenant Colonel and a veteran of the nation’s war on terrorism.

We believe Mr. Fang’s qualifications to sit on our board of directors include his expertise and experience in law, regulatory and compliance systems, and issues in a full spectrum of organizations from industry to government to the military will greatly enhance the Board’s operations and oversight and benefit our company as we expand our grocery operations and create long-term value for our shareholders.

 Jay Walder became our director in March 2018. He has been the Managing Member of Walder Worldwide LLC since June 2010. From December 2008 to December 2010, Mr. Walder was a Real-Estate salesperson at Nest Seekers International. From 1988 to 2008 he worked at Standard & Poor’s, most recently as a Sales Executive. Prior to that, he worked at ADP, Edward Blank Associates and Telspan. Mr. Walder graduated with a degree in Political Science from the State University of New York at Stony Brook.

We believe Mr. Walder’s qualifications to sit on our board of directors include his experience with and connections in the New York business community.

Term of Office

If elected, the director-nominees will serve for a one-year term until the next Annual Meeting of Stockholders and until their respective successors have been elected and has qualified, or until their earlier resignation, removal or death.

Vote Required and Board of Directors’ Recommendation

The nominees receiving a plurality of the votes cast will be elected to the Board of Directors. If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares on this proposal, unless you direct the holder how to vote, by marking your proxy card. For purposes of the election of directors, abstentions and broker non-votes will have no effect on the result of the vote.

The Board recommends a vote FOR the election of all the above director-nominees (Item 1 for the enclosed proxy card).

 Furthermore, Mr. Long Yi’s title in the executive compensation section and his biograph.in the Proxy Statement should be Chief Executive Officer.

In all other respects the Original Proxy Statement and Notice of Annual Meeting of Stockholders dated May 10, 2019 remains unchanged.

We sincerely apologize for any inconvenience this rescheduling may cause you and appreciate your understanding.

Sincerely,

/s/ Long Deng
Chairman and Chief Executive Officer
(Principal Executive Officer)

Important Notice Regarding the Availability of Proxy Materials

for the Annual Stockholder Meeting to Be Held at 10:00 a.m. on July 26, 2019 (Eastern Standard Time)

The Notice of Annual Meeting to Stockholders, Proxy Statement and this Supplement to Notice of Annual Meeting, are available, together with our Annual Report for the fiscal year ended March 31, 2019, at https://www.cstproxy.com/ifreshmarket/2019.